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                                                                    EXHIBIT 10.3



                        SETTLEMENT AGREEMENT AND RELEASE



        THIS SETTLEMENT AGREEMENT ("Agreement") is made and entered into as of January __, 2001, by and between Wentworth, LLC, a Cayman Islands limited liability company ("Wentworth") and ESAT, Inc., a Nevada corporation ("ESAT"), in accordance with the terms and conditions set forth below.

                                 R E C I T A L S

        1. On or about December 29, 1999, Wentworth and ESAT entered into that certain Securities Purchase Agreement (the "Series C Securities Purchase Agreement") whereby Wentworth purchased 50,000 shares of Series C Convertible Preferred Stock from ESAT, for the sum of $5,000,000 (the "Series C Preferred").

        2. On or about April 13, 2000, Wentworth and ESAT entered into that certain Securities Purchase Agreement (the "Series D Securities Purchase Agreement") whereby Wentworth purchased 75,000 shares of Series D Convertible Preferred Stock from ESAT, for the sum of $7,500,000 (the "Series D Preferred").

        3. On or about July 27, 2000, Wentworth and ESAT entered into that certain Securities Purchase Agreement (the "Series E Securities Purchase Agreement") (the Series C Securities Purchase Agreement, Series D Securities Purchase Agreement and the Series E Securities Purchase Agreement are hereby sometimes collectively referred to as the "Purchase Agreements") whereby Wentworth purchased 30,000 shares of Series E Convertible Preferred Stock from ESAT, for the sum of $3,000,000 (the "Series E Preferred").

        4. On or about August 9, 2000, Wentworth and ESAT entered into that certain Private Equity Credit Agreement (the "Credit Agreement"), as amended as of October 6, 2000, whereby Wentworth funded $2,000,000 to ESAT.

        5. Wentworth submitted to ESAT a conversion notice for 366,206 shares of ESAT common stock on November 14, 2000 and a second conversion notice for 1,169,107 shares on December 8, 2000 in connection with its holdings of the Series D Preferred (the "Conversion Notices")

        6. Wentworth delivered a redemption notice, dated January 11, 2001 (as amended January 12, 2001) (the "Redemption Notice") requiring ESAT to redeem all of the outstanding Series D Preferred (except for the Series D Preferred that were subject to conversion) for the sum of $8,531,254 (assuming a redemption date of January 17, 2001) (the "Series D Redemption Amount") and also required ESAT to pay late penalties (pursuant to the Certificate of Designation for the Series D Preferred) in connection with the late delivery of shares due pursuant to the Conversion Notices which penalty equaled approximately $41,074 as of January 17, 2001 (the "Late Penalties").

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        7. ESAT had verbally informed Wentworth that it was delaying honoring the Conversion Notices as a result of concerns by its officers and directors that Wentworth wrongfully shorted ESAT Common Stock in violation of either the Purchase Agreements (and related documents) or federal securities laws and regulations, including the Securities Act and the Exchange Act (as defined in the Purchase Agreements).

        8. ESAT has since determined that it has no evidence that Wentworth has either breached the Purchase Agreements, or federal securities laws and on or about January 23, 2001, ESAT honored the Conversion Notices by delivering to Wentworth 1,535,213 shares of its common stock (the "Series D Common Shares").

        9. Wentworth has agreed to rescind the Redemption Notice and waive the Late Penalties on the condition that ESAT release all claims it may have against Wentworth and waive all defenses to its performance under the Purchase Agreement pursuant to the terms and conditions of this Agreement.

        10. Accordingly, it is the intention and desire of ESAT to settle, compromise, release and dismiss, fully and completely and forever, each and every claim that it may have against Wentworth.

        NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:

                                      TERMS

                                    ARTICLE I
               RESCISSION OF REDEMPTION NOTICE AND LATE PENALTIES

        1.1 Wentworth's Rescission and Waiver of a Portion of Penalties. On the condition that within three days of the date hereof, ESAT honors all outstanding conversion notices for the Series C Preferred and the Series E Preferred by delivering free trading shares required thereby, and on the further condition that ESAT release any and all claims against Wentworth pursuant to Section ___, hereof, Wentworth hereby agrees to rescind the Redemption Notice. Wentworth hereby further agrees that on the condition that the terms and conditions of this Agreement are complied with by ESAT, Wentworth shall forgive the Late Penalties.

        1.2 ESAT's Honoring Outstanding and Future Conversion Notices. ESAT hereby agrees and acknowledges that Wentworth's rescission and waiver pursuant to Section 1.1 hereof is conditioned, in part, upon ESAT's agreement to honor all of outstanding conversion notices by Wentworth in connection with the Series C Preferred and the Series E Preferred. Accordingly, ESAT hereby agrees that it shall deliver free trading common shares as required by all of said outstanding conversion notices. ESAT represents and warrants that said common shares and the Series D Common Shares are registered with the Securities and Exchange Commission pursuant to the Prospectus, dated August 21, 2000 and hereby represents and warrants to Wentworth that the Prospectus is effective as of the date hereof and, except for the secured loan reflected in documents executed concurrently herewith and matters disclosed in Schedule 2.1(h) hereto, will file, on or before February 5, 2001, a post-effective amendment pursuant to the terms of the side letter confirming same executed January 24, 2001.



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                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

        2.1 ESAT's Representations and Warranties. ESAT hereby makes the following representations and warranties, each of which representations and warranties is and shall be (i) true in all respects as of the date of this Agreement, and (ii) shall survive the closing of the transactions contemplated hereby:

               (a) Concerning the Settlement Shares. The Series D Common Shares have been duly authorized and validly issued, are fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder. There are no preemptive rights of any stockholder of ESAT, as such, to acquire the Series D Common Shares.

               (b) Reporting Company Status. ESAT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own its properties and to carry on its business as now being conducted. ESAT is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or prospects or condition (financial or otherwise) of ESAT and its subsidiaries, taken as a whole. ESAT has registered its Common Stock pursuant to Section 12 of the 1934 Act, and the Common Stock is listed and traded on the NASDAQ/Bulletin Board market. ESAT has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for such listing, and ESAT has maintained all requirements for the continuation of such listing.

               (c) Authorized Shares. ESAT has, as of December 31, 2000, approximately 24,000,000 shares of Common Stock outstanding, and has sufficient authorized and unissued Shares necessary to effect the delivery of the Series D Common Shares and the conversion of all of the currently outstanding Series C Preferred, Series D, Preferred and Series E Preferred (and has reserved 15,000,000 additional shares of ESAT common stock to satisfy the exercise of that certain Warrant delivered by ESAT to Wentworth in consideration for Wentworth's prior financing of ESAT (the "Warrant")). Attached hereto as Exhibit D is a "Capitalization Report" issued by ESAT's transfer agent, which discloses the outstanding shares of ESAT as of December 31, 2000. ESAT hereby acknowledges and agrees that Wentworth is relying on the representation contained in this paragraph and said transfer agent report to verify that in no event shall Wentworth beneficially own more than 4.99% of the outstanding shares of common stock of ESAT.

               (d) Settlement Agreement. This Agreement and the transactions contemplated hereby, have been duly and validly authorized by ESAT. This Agreement has been duly executed and delivered by ESAT and is a valid and binding agreement of ESAT, enforceable in accordance with its terms, and subject, as to enforceability, to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.



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               (e) Non-contravention. The execution and delivery of this
Agreement by ESAT, the issuance of the Settlement Shares, and the consummation by ESAT of the other transactions contemplated by this Agreement, do not and will not conflict with or result in a breach by ESAT of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of ESAT, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which ESAT is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock (except as herein set forth), (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over ESAT or any of its properties or assets, or (iv) any listing agreement for its Common Stock, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein.

               (f) Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of ESAT is required to be obtained by ESAT for the issuance of the Settlement Shares as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

               (g) SEC Filings. None of ESAT's SEC Reports contained, at the time they were filed, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading, except as corrected by an amended filing made prior to the date hereof. As of the date of this Agreement, ESAT is current with all requisite forms, reports (and exhibits thereto) which it is required to file the SEC.

               (h) Absence of Certain Changes. Except as set forth in Schedule 2.1(h) hereto, since September 30, 2000, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), or results of operations of ESAT and its subsidiaries, taken as a whole, except as disclosed in ESAT's SEC Reports. Except as set forth in Schedule 2.1(h) hereto, since September 30, 2000, ESAT has not (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent with past practices; (ii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business consistent with past practices; (iii) declared or made any payment or distribution of cash or other property to stockholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock; (iv) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with past practices; (v) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of existing business; (vi) made any changes in employee compensation, except in the ordinary course of business consistent with past practices; or (vii) experienced any material problems with labor or management in connection with the terms and conditions of their employment.



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               (i) Full Disclosure. There is no fact known to ESAT (other than general economic conditions known to the public generally or as disclosed in ESAT's SEC Reports), that has not been disclosed in writing to Wentworth that
(i) would reasonably be expected to have a material adverse effect on the business or financial condition of ESAT or (ii) would reasonably be expected to materially and adversely affect the ability of ESAT to perform its obligations pursuant to this Agreement.

               (j) Absence of Litigation. Except for the Litigation and as set forth in ESAT's SEC Reports, which Wentworth has reviewed, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of ESAT, threatened against or affecting ESAT, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business or financial condition, results of operation or prospects of ESAT and its subsidiaries, the transactions contemplated by this Agreement, or which would adversely affect the validity or enforceability of, or the authority or ability of ESAT to perform its obligations under, this Agreement.

               (k) Absence of Events of Default. No Event of Default (or its equivalent term), as defined in the respective agreement to which ESAT is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (or its equivalent term) (as so defined in such agreement), has occurred and is continuing, which would have a material adverse effect on ESAT's financial condition or results of operations.

               (l) Prior Issues. During the 12 months preceding the date hereof, ESAT has not issued any free trading Common Stock other than that connected to the Registration Statement or convertible securities in capital transactions which have not been fully disclosed in ESAT's filings with the SEC. All such issuances have been fully converted into shares of common stock and there is no outstanding unconverted debt or convertible securities from those transactions.

               (m) No Undisclosed Liabilities or Events. Except as set forth in
Schedule 2.1(h) hereto, ESAT has no liabilities or obligations other than those disclosed in ESAT's SEC Reports or those incurred in the ordinary course of ESAT's business since September 30, 2000, and which, individually or in the aggregate, do not or would not have a material adverse effect on the properties, business, condition (financial or otherwise), results of operations or prospects of ESAT and its subsidiaries, taken as a whole. No events or circumstances have occurred or exist with respect to ESAT or its properties, business, condition (financial or otherwise), results of operations or prospects, which, under applicable law, rule or regulation, require public disclosure or announcement prior to the date hereof by ESAT but which have not been so publicly announced or disclosed.

               (n) No Default. Except for the Purchase Agreements and related documents, ESAT is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property is bound.



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               (o) No Integrated Offering. Neither ESAT nor any of its
affiliates nor any person acting on its or their behalf has, directly or indirectly, made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale of the Settlement Shares as contemplated hereby.

        2.2 Wentworth's Representations and Warranties. Wentworth hereby makes the following representations and warranties, each of which representations and warranties is and shall be (i) true in all respects as of the date of this Agreement, and (ii) shall survive the closing of the transactions contemplated hereby:

               (a) Settlement Agreement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Wentworth and is a valid and binding agreement of Wentworth enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

               (b) Non-contravention. The execution and delivery of this Agreement by Wentworth and the consummation by Wentworth of the other transactions contemplated by this Agreement, do not and will not conflict with or result in a breach by Wentworth of any of the terms or provisions of, or constitute a default under (i) the incorporation/formation documents of Wentworth, as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which Wentworth is a party or by which it or any of its properties or assets are bound, or (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over Wentworth or any of its properties or assets, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein.

                                   ARTICLE III
                                RELEASE OF CLAIMS

        Except for the performance by the parties of the provisions of this Agreement and further except for the representations, warranties and indemnities of the parties contained herein (which representations, warranties and indemnities shall survive the consummation of this Agreement and as to which the parties shall continue to be liable), ESAT, for itself and on behalf of all its direct and indirect partners, officers, directors, employees, affiliates (both persons and entities), representatives, agents, servants, trustees, beneficiaries, predecessors in interest, successors in interest, assigns, nominees and insurers (collectively, the "Releasing Parties"), shall be deemed to have released and forever discharged Wentworth and Southridge Capital Management, LLC, a Delaware limited liability company ("Southridge") (which provides investment advisory services to Wentworth), and all direct and indirect partners, officers, directors, employees, affiliates(both persons and entities, including, without limitation, Steven Hicks, Dan Pickett, Navigator Management and Thomson Kernaghan) and representatives, agents, servants, trustees, beneficiaries, predecessors in interest, successors in interest, assigns, nominees and insurers of Wentworth and Southridge (collectively "related parties"), of and from any and all claims, demands, actions and causes of action, whether known or unknown, fixed or contingent, that any



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of the Releasing Parties may have had, may now have or may hereafter acquire with respect to any matters whatsoever arising (on or prior to the date hereof) under or in any way related to (i) Purchase Agreements and Credit Agreement and all agreements entered into in connection therewith (collectively the "Documents"), (ii) any act which may constitute a defense to the performance of the Documents, and (iii) any claims ESAT may have against Wentworth and related parties with respect to or in connection with any alleged violation of any state or Federal securities laws, including the Securities Act and the Exchange Act (as defined in the Purchase Agreements).

        The parties agree not to divulge the terms of this Agreement to any person or entity whatsoever, unless required to do so by law or as provided for in this Agreement.

        ESAT represents, warrants and covenants that it has not, and at the time this release becomes effective will not have, sold, assigned, transferred or otherwise conveyed to any other person or entity all or any portion of its rights, claims, demands, actions or causes of action herein released.

        ESAT acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        ESAT hereby waives any and all rights and benefits that it now has or in the future may have under Section 1542 of the Civil Code (and under the comparable provisions of any other applicable law) and agrees and acknowledges that this Agreement contains a full and final release applying to unknown and unanticipated claims, injuries or damages arising out of the subject matter hereof, as well as to those now known or disclosed.

        ESAT represents and warrants that it has relied wholly upon its own judgment, belief and knowledge of the existence, nature, extent or duration of any claim, demand, debt, damage, liability, account, reckoning, obligation, cost, expense, cause of action, chosen action, right of indemnity, agreement or promise that it may have against Wentworth and the other released parties and that it has made full investigations with respect to potential rights and claims released and that it has not been influenced to any extent whatsoever in making the releases contemplated by this agreement by any representation or statement regarding any such matter. Each party further represents and warrants that it is executing and delivering this Agreement and, as applicable, the releases contemplated hereunder after having received full legal advise as to its rights hereunder and the legal effect thereof from legal counsel of its own choosing. Notwithstanding the above, this Agreement is not intended to and does not, release or extinguish the rights of any of the parties to enforce this Agreement.



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                                   ARTICLE IV
                               GENERAL PROVISIONS

        5.1 Entire Agreement. This Agreement and the documents referred to herein constitute the entire understanding, arrangement and agreement among the parties hereto or any of them with respect to the subject matter hereof, and supersedes all prior agreements, arrangements, understandings, negotiations and discussions with respect thereto among the parties hereto.

        5.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        5.3 Modifications in Writing. No provisions of this Agreement may be amended, supplemented or waived except by a writing signed by the party or parties to be bound thereby.

        5.4 Execution in Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall be considered one and the same agreement and each of which shall be deemed an original.

        5.5 Severability. In case any provision of this Agreement shall be held illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

        5.6 Construction. This Agreement shall be governed by and construed under the laws of the State of California. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement or any amendments or exhibits to it or any document executed and delivered by either party in connection with this Agreement. All captions in this Agreement are for reference only and shall not be used in the interpretation of this Agreement or any related document. If any provision of this Agreement shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Agreement and all such other provisions shall remain in full force and effect. All Exhibits attached hereto are hereby incorporated herein by reference.

        5.7 Attorneys' Fees. In the event any dispute between the parties to this Agreement should result in litigation or other proceeding, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by the prevailing party in connection with such litigation or other proceeding and any appeal thereof. Such costs, expenses and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any.

        5.8 Conflicting Terms. To the extent any of the terms herein conflict with the terms of the Loan Documents, the terms herein shall prevail.

        5.9 Informed Consent. The parties admit, acknowledge and declare that each has given mature and careful thought and consideration to the making of this Agreement and to all of the obligations hereby undertaken and the rights hereby extinguished or created; that this Agreement is entered into voluntarily, after advice of counsel, free of undue influence, coercion,



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duress, menace or fraud of any kind; that this Agreement and each and every paragraph and every part hereof has been carefully read and explained; and, that each fully and completely understands and is cognizant of all of the terms and conditions in this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                      Wentworth II, LP,
                                      a Cayman Islands limited liability company



                                      By  /s/
                                         ---------------------------------------
                                          its authorized agent


                                      ESAT, Inc.,
                                      a Nevada corporation



                                      By  /s/ CHESTER L. NOBLETT, JR.
                                         ---------------------------------------
                                          its authorized agent


Approved as to form and content:



By  /s/
  -------------------------------------
    Michael S. Rosenblum,
    Counsel for Wentworth


Approved as to form and content:



By  /s/
  -------------------------------------

  -------------------------------------
    Counsel for ESAT, Inc.



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                                 SCHEDULE 2.1(h)



        In October, 2000, the Company sold to certain investors approximately 75% of the authorized and issued shares of common stock in i-xposure, Inc. The purchase agreements require eSat, Inc. to guarantee a $300,000 loan made by the investors to I-xposure, Inc., as well as guarantee an aggregate of approximately $360,000 of i-xposure, Inc.'s revenues for the period October, 2000 through December, 2000. Such amounts were accrued in the financial statements filed with the Company's Form 10-Q for the quarter ended September 30, 2000.

        In January, 2000, a claim was asserted against the Company by its immediate former Chief Executive Officer, seeking a severance payment of $300,000. This amount was accrued in the financial statements filed with the Company's Form 10-Q for the quarter ended September 30, 2000.

        In January, 2000, a claim was asserted against the Company by two shareholders alleging fraud and material omission of fact as represented by a former Chief Executive Officer of the Company. The claim alleges damages of $434,000.

        In June 2000, the Company entered into an agreement with a supplier of radio frequency equipment for use in its fixed wireless business line. The agreement requires the Company to purchase specified quantities of product through October, 2003. The failure of the Company to meet the stated purchase commitments could result in a liability to the supplier of approximately $5,000,000. The equipment has not performed as specified in the agreement in multiple material aspects. Accordingly, the Company is seeking rescission of the contract.



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